Exhibit 99.1

Company Contacts:	Tom Hansen / Chief Executive Officer
Lisa K. Peterson / Chief Financial Officer
(214) 390-1831

Heelys, Inc. Reports 2010 First Quarter Financial Results

DALLAS, May 13, 2010 — Heelys, Inc. (NASDAQ: HLYS) today reported the following financial results for the first quarter ended March 31, 2010.

Year-over-Year Quarterly Comparisons

Net sales for the first quarter of 2010 were $6.7 million compared to net sales of $9.2 million in the corresponding period a year ago. Gross profit was $3.2 million, or 47.9%, compared to gross profit of $3.4 million, or 36.7%, for the first quarter of 2009.  Selling, general and administrative expenses, excluding litigation settlements and related costs, were $4.2 million compared to $5.1 million in the first quarter of last year.  Litigation settlements and related costs incurred during the first quarter of 2009 were related to the class action lawsuit (filed in August 2007), the shareholders’ derivative lawsuit (filed in October 2007) and the individual lawsuit (filed in May 2008).  These lawsuits were settled during the third and fourth quarters of 2009.  The Company reported a net loss of $1.2 million, or ($0.04) per fully diluted share, versus a net loss of $1.3 million, or ($0.05) per fully diluted share in the first quarter of 2009.

Balance Sheet

As of March 31, 2010, the Company had combined cash and investments totaling $67.9 million compared with cash and investments of $66.5 million as of December 31, 2009.  During the three months ended March 31, 2010, the Company received a $2.9 million income tax refund as a result of the carryback of the federal net operating loss for 2008.

Tom Hansen, chief executive officer of the Company, commented, “While the first quarter is always tough for us, the sluggish economy and record bad weather in the Northeast and Midwest made January and February especially difficult.  Even so, we’ve continued to reduce general and administrative expenses and have improved our gross margin percentage.  We plan to introduce two new products during the summer months with appropriate marketing spending through the end of the year.  Throughout this process we will focus heavily on improving domestic sales and working closely with our retail partners to create programs that will help drive Heelys sales in their stores.”

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products under the HEELYS(R) brand targeted to the youth market.  The Company’s primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel. HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to rolling by shifting weight to the heel.  Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel.  HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of Heelys are “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including in particular, statements regarding our guidance, outlook for future events, financial performance, customer demand, growth and profitability. In some cases, you can identify forward-looking statements by terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon, similar expressions, or discussions of strategy.  All forward-looking statements are based upon management’s current expectations and various assumptions, but they are inherently uncertain, and Heelys may not realize its expectations and the underlying assumptions may not prove correct.  Heelys’ actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, including, without limitation, the fact that substantially all of Heelys’ net sales are generated by one product, Heelys’ intellectual property may not restrict competing products that infringe on its patents from being sold, continued changes in fashion trends and consumer preferences and general economic conditions, Heelys’ dependence on independent manufacturers, Heelys may not be able to successfully introduce new product categories, and additional factors which are detailed in Heelys’ filings with the Securities and Exchange Commission, including the Risk Factors contained in Heelys’ Annual Report on Form 10-K.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and Heelys undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands)

	Three-month period ended
	March 31,	March 31,
	2010	2009

Net sales	$6,652	$9,249
Cost of sales	3,469	5,851
Gross profit	3,183	3,398

Selling, general and administrative expenses	4,213	5,079
Litigation settlements and related costs	—	778
Loss from operations	(1,030)	(2,459)

Other (income) expense, net	31	105
Loss before income taxes	(1,061)	(2,564)

Income tax expense (benefit)	121	(1,254)

Net loss	$(1,182)	$(1,310)

Net loss per share:
Basic and diluted	$(0.04)	$(0.05)

Weighted-average shares:
Basic and diluted	27,571	27,571

HEELYS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	March 31,	December 31,
	2010	2009

Assets
Current Assets:
Cash and cash equivalents	$32,911	$39,370
Investments	25,342	20,556
Accounts receivable, net of allowances	5,640	5,704
Inventories	6,426	6,038
Prepaid and other current assets	1,260	756
Income taxes receivable	67	3,106
Deferred income taxes	3,249	3,178
Total current assets	74,895	78,708

Investments	9,659	6,566

Property and Equipment, net of accumulated depreciation	794	856

Patents and Trademarks, net of accumulated amortization	353	343

Intangible Assets, net of accumulated amortization	926	1,071

Goodwill	1,592	1,696

Total Assets	$88,219	$89,240

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$2,137	$1,634
Accrued expenses	2,655	2,789
Income taxes payable	2,230	2,108
Total current liabilities	7,022	6,531

Long Term Liabilities:
Income taxes payable	445	439
Deferred income taxes	79	72
Other long term liabilities	263	458

Total Liabilities	7,809	7,500

Stockholders’ Equity:
Common stock	28	28
Additional paid-in capital	65,452	65,305
Retained earnings	15,350	16,532
Accumulated other comprehensive loss	(420)	(125)
Total stockholders’ equity	80,410	81,740

Total Liabilities and Stockholders’ Equity	$88,219	$89,240